Patent Claims Allowed Covering Samaritan’s Alzheimer’s Memory Recovery Drug in Australia

•	Caprospinol Restores Memory and Protects Brain from Future Damage, in Two Animal Studies

•	Caprospinol Recently Distinguished as One of the “100 Greatest Investigational Drugs” by R&D Directions Magazine

•	Mechanism of Action Video: Click here: http://samaritanpharma.com/pipeline_videos.asp

LAS VEGAS—(BUSINESS WIRE)—Samaritan Pharmaceuticals (OTCBB:SPHC) (http://www.samaritanpharma.com), a biopharmaceutical company committed to commercializing new innovative therapeutic drugs, has received notification that the claims in the patent application for “Neuroprotective Spirostenol Pharmaceutical Compositions” covering Caprospinol (SP-233) have been allowed by the Australian Patent Office.

The hallmark of Alzheimer’s disease is plaque formation in areas of the brain that control memory and thinking skills. Plaque can cause swelling and bumps on nerve cells, making it hard or even impossible for the cells to communicate. While the cause of Alzheimer’s disease still remains unknown, a growing number of researchers are indicating that plaque formation and accumulation may play a role.

Caprospinol Studies: Caprospinol cleared beta-amyloid plaque formation and restored memory capacity in-vivo, confirming in-vitro studies showing Caprospinol binds beta-amyloid directly and inhibits the formation of neurotoxic amyloid-derived diffusible ligands (ADDLs) by forming stable heavy complexes with the peptide. In addition, the studies demonstrated Caprospinol protects mitochondria function, thus protecting cell viability and decreased cell death. Studies have demonstrated Caprospinol may not only slow down Alzheimer’s but may also reverse plaque-related brain injuries associated with the mind-robbing disease of Alzheimer’s.

Treating the Disease, Not Just the Symptoms

Unlike drugs currently used to treat Alzheimer’s that just alleviate symptoms, Caprospinol appears to be a potential viable treatment to restore memory for the disease itself. Today, the beta-amyloid protein is what most researchers believe is the cause of Alzheimer’s disease.

Dr. Janet Greeson, CEO of Samaritan Pharmaceuticals, stated, “We are enthusiastic about Caprospinol’s potential to restore the memories of suffering patients with Alzheimer’s and their families. After we perform an acute toxicity study in a GLP lab to confirm Caprospinol’s safety, we think the FDA will allow us to advance to a Phase I study in humans. We spent the better part of last year working to exact the Caprospinol formulation before we accomplished this GLP acute toxicity study and if by chance the formulation changed, incur the extra expense of repeating toxicity studies.”

Good Laboratory Practice (GLP) generally refers to a system of management controls for laboratories and research organizations to ensure the consistency and reliability of results. GLP applies to non-clinical studies conducted for the assessment of the safety of chemicals to man, animals and the environment. The US FDA has rules used for preclinical trials on animals prior to clinical research in humans. Research that is not conducted under these restrictions might be inadmissible in support of a New Drug Application in the US.

This patent is assigned to Georgetown University and exclusively licensed to Samaritan Pharmaceuticals.

About Samaritan Pharmaceuticals

“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients. For more information, please visit Samaritan’s website: http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news, and events.

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The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 14, 2008. The company undertakes no duty to update forward-looking statements.

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